Exhibit 99.1

For Immediate Release
Harmonic Reappoints Dan Whalen to its Board of Directors
SAN JOSE, Calif.-- August 21, 2024 -- Harmonic (NASDAQ: HLIT) today announced the reappointment of Dan Whalen to the company’s board of directors, which he previously served on from 2021 to 2023.
“I’m very pleased to welcome Dan back to our board,” said Nimrod Ben-Natan, president and CEO of Harmonic. “Dan made valuable contributions when he first joined, and his extensive management experience and deep knowledge of the broadband and video industries will greatly benefit our strategic business and growth initiatives.”
Mr. Whalen was most recently the president and CEO of ATX Networks, a global provider of network infrastructure systems and commercial video solutions. Prior to ATX, he served as the chief product officer at ADTRAN, a provider of telecommunications networking and internetworking products. Before ADTRAN, Mr. Whalen held multiple leadership positions at Arris International, a telecommunications equipment company, including senior vice president of sales, senior vice president and general manager of global services, and president, network & cloud. Mr. Whalen has also held key positions at Cisco Systems, Comdisco, KPMG and Bell Atlantic.
“Harmonic continues to transform broadband access and video streaming with the most innovative solutions available, and I look forward to helping the company extend its market leadership as it executes on its global growth and value creation strategy,” said Mr. Whalen.
Mr. Whalen holds a Bachelor of Engineering degree from Stevens Institute of Technology.
Further information about Harmonic is available at www.harmonicinc.com.

About Harmonic
Harmonic (NASDAQ: HLIT), the worldwide leader in virtualized broadband and video delivery solutions, enables media companies and service providers to deliver ultra-high-quality video streaming and broadcast services to consumers globally. The company revolutionized broadband networking via the industry's first virtualized broadband solution, enabling operators to more flexibly deploy gigabit internet services to consumers' homes and mobile devices. Whether simplifying OTT video delivery via innovative cloud and software platforms, or powering the delivery of gigabit internet services, Harmonic is changing the way media companies and service providers monetize live and on-demand content on every screen. More information is available at www.harmonicinc.com.
Harmonic, the Harmonic logo and other Harmonic marks are owned by Harmonic Inc. or its affiliates. All other trademarks referenced herein are the property of their respective owners.
CONTACTS:

Sarah Kavanagh	David Hanover,
Director, Public Relations for Harmonic	KCSA Strategic Communications, Investor Relations for Harmonic
+1 408-490-6607	+1 212-896-1220
sarah.kavanagh@harmonicinc.com	investor@harmonicinc.com